Exhibit (d)(7)

MICROSOFT CORPORATION

1997 SHARE APPRECIATION RIGHTS PLAN

1. Purpose of the Plan. The purposes of this Share Appreciation Rights Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such individuals, and to promote the success of the businesses of the Company and its Subsidiaries by aligning the financial interests of Employess with long-term shareholder value.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Board” shall mean the Committee, if such Committee has been appointed, or the Board of Directors of the Company, if such Committee has not been appointed.

(b) “Committee” shall mean the Committee appointed by the Board of Directors.

(c) “Closing Price” shall mean the closing price as publicly reported by The Nasdaq Stock Market as of 4:00 p.m. New York time as of the applicable date provided herein or in an SAR grant, or such other principal trading market, time or date as may be designated by the Board.

(d) “Company” shall mean Microsoft Corporation, a Washington corporation and any successor thereto.

(e) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence authorized in writing by a Vice President of the Company prior to its commencement.

(f) “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve (12) months.

(g) “Employee” shall mean any person employed by the Company or any Subsidiary of the Company.

(h) “Grant” shall mean the written document setting forth the terms of the SARs.

(i) “Grant Date Value” shall mean the Closing Price of Microsoft Shares on the date specified in the Grant or such other value as may be designated by the Board which may be greater or less than the Closing Price on such date.

(j) “Holder” shall mean an Employee who receives an SAR.

(k) “Microsoft Shares” shall mean the common shares of Microsoft Corporation, provided that the number of shares shall be subject to adjustment in accordance with Section 6.

(l) “Payment Date Value” shall mean the Closing Price of the Microsoft Shares on each of the respective Valuation Dates provided for in a Grant.

(m) “Plan” shall mean this 1997 Share Appreciation Rights Plan, including any amendments thereto.

(n) “SAR” or “SARs” shall mean a share appreciation right or rights granted pursuant to this Plan.

(o) “Subsidiary” shall mean a subsidiary corporation, a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or other controlling rights.

(p) “Valuation Date” shall mean one or more dates specified in the Grant as dates on which the difference between the Grant Date Value and the Payment Date Value is determined and on which payments may be made as provided in a Grant.

3. Administration of the Plan.

(a) Procedure. The Plan shall be administered by the Board of Directors of the Company. The Board of Directors may appoint one or more Committees to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, such Committees shall continue to serve until removed or otherwise changed by the Board of Directors.

(b) Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, in accordance with the Plan, the Grant Date Value of each SAR; (iii) to determine the Employees to whom, and the time or times at which, SARs shall be granted and the number of SARs to be represented by each Grant; (iii) to interpret the Plan; (iv) to prescribe, amend, and rescind rules and regulations relating to the Plan; (v) to determine the terms and provisions of each SAR granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each SAR; (vi) to reduce the Grant Date Value of outstanding and unexercised SARs; (vii) to accelerate or defer (with the consent of the Holder) the Valuation Date of any SAR; (viii) to authorize any person to execute on behalf of the

Company any instrument required to effectuate the grant of an SAR previously granted by the Board; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c) Effect of Board’s Decision. All decisions, determinations, and interpretations of the Board shall be final and binding on all Holders of any SARs granted under the Plan.

4. Eligibility.

SARs may be granted only to Employees. For avoidance of doubt, directors are not eligible to participate in the Plan unless they are full-time Employees.

5. Non-Transferability of SARs. The SAR may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and the payments provided for in a Grant may be received, during the lifetime of the Holder, only by the Holder; provided that the Board may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability. No right or benefit hereunder shall in any manner be liable for or subject to to the debts, contracts, liabilities, or torts of the Holder.

6. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of Microsoft, the number of Microsoft Shares covered by each Grant, as well as the Grant Date Value of each such outstanding SAR, shall be proportionately adjusted for any increase or decrease in the number of issued Microsoft Shares resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of Microsoft Shares, or any other increase or decrease in the number of issued Microsoft Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, Grant Date Value of, or the number of SARs subject to, a Grant.

In the event of the proposed dissolution or liquidation of the Company, each SAR will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each SAR shall be assumed or an equivalent SAR or other right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the SAR or to substitute an equivalent SAR, in which case the Board, in lieu of such assumption or substitution, may make such other provision as the Board shall deem appropriate in its sole discretion.

7. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable.

(b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect SARs already granted and such SARs shall remain in full force and effect as if this Plan had not been amended or terminated, unless the Holder accepts an amendment, termination or modification.

4